SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 11, 2005

Wells Real Estate Fund VII, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-25606	58-2022629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 11, 2005, Fund VI, Fund VII, and Fund VIII Associates (the "Joint Venture"), a joint venture partnership between Wells Real Estate Fund VI, L.P., Wells Real Estate Fund VII, L.P. (the "Registrant"), and Wells Real Estate Fund VIII, L.P., and BellSouth Advertising and Publishing Corporation ("BellSouth"), an unrelated third party, entered into a Second Amendment to Lease Agreement (the "Agreement"). The Agreement modifies and extends an existing lease between the Joint Venture and BellSouth. The Agreement extends the termination date of the lease from March 31, 2006 to April 30, 2009 and reduces the square footage leased by BellSouth from approximately 69,400 square feet to 57,400 square feet commencing May 1, 2006 in an approximately 92,000 square foot office building located in Jacksonville, FL (the "BellSouth Building"). The current monthly base rent payable of approximately $1.44 per square foot through March 31, 2006 will increase to approximately $1.54 per square foot under the Agreement. The monthly base rent payable under the Agreement is approximately $88,400 from May 1, 2006 through April 30, 2007 and increases by approximately 3% every May until the lease expiration. In addition, to monthly base rent, BellSouth will pay for their share of any increases in operating expenses from the calendar year 2005. As a result of entering into the Agreement, BellSouth is entitled to a free rent allowance of approximately $172,100. BellSouth has the right, at its option to extend the lease term for an additional five-year period under the same terms with monthly base rent continuing to increase 3% each May and a free rent allowance of approximately $573,500.

The Joint Venture owns 100% of the BellSouth Building and BellSouth is one of two tenants at the building. The Registrant owns an equity interest of approximately 33.4% in the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND VII, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	Wells Capital, Inc. General Partner

By:	/s/ Leo F. Wells, III Leo F. Wells, III President

Date: May 13, 2005